EXHIBIT 99.8
LETTER AGREEMENT


                      Annuity and Life Re (Holdings), Inc.



                                  March 2, 2000



Risk Capital Reinsurance Company

20 Horseneck Lane

Greenwich, CT 06830


Garrison Investments Inc.
c/o XL Capital Ltd

Cumberland House
One Victoria Street
Hamilton HM 11, Bermuda


      Re:  Securities Purchase Agreement
           -----------------------------


Ladies and Gentlemen:

            Reference is made to the Stock Repurchase Agreement (the "Repurchase Agreement"), dated as of January 17, 2000, by and among XL Capital Ltd ("XL"), Garrison Investments Inc., a wholly owned subsidiary of XL (the "XL Sub"), Risk Capital Holdings, Inc. ("RCH") and Risk Capital Reinsurance Company, a wholly owned subsidiary of RCH (the "RCH Sub"). Pursuant to the Repurchase Agreement, the XL Sub is selling, and RCH is repurchasing from the XL Sub, 4,755,000 shares of RCH common stock owned by the XL Sub (the "RCH Shares"). As part of the consideration for the sale of the RCH Shares, RCH has agreed to transfer 1,418,440 common shares (the "ALRE Shares") of Annuity & Life Re (Holdings), Inc. ("ALRE") and warrants to purchase 100,000 common shares of ALRE (the "ALRE Warrants"). Reference is also made to the Letter Agreement, dated as of March 4, 1998, between the RCH Sub and ALRE, relating to the RCH Sub's right to designate one individual to be nominated as a director of ALRE (the "Letter Agreement").

            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the RCH Sub and ALRE agree that the Letter Agreement will terminate upon the effectiveness of this letter agreement.



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            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, and in order to permit XL to account for its investment in ALRE using the equity method of accounting under U.S. generally accepted accounting principles, XL and ALRE agree that for so long as XL or any wholly owned subsidiary of XL, including the XL Sub, beneficially owns, alone or in the aggregate, at least 500,000 common shares of ALRE (including for this purpose shares issuable pursuant to the ALRE Warrants), XL shall have the right to designate one individual for election to the board of directors of ALRE. Upon timely receipt by ALRE of XL's written exercise of such right, ALRE shall cause such individual to be nominated for election as a director of ALRE at the next annual general meeting of ALRE (provided no person previously selected by XL is a member of a class of directors of ALRE not standing for election at such meeting). The initial designee of XL shall be Brian M. O'Hara.

            XL and ALRE agree that XL may assign its rights hereunder to the XL Sub or any other wholly owned subsidiary of XL, in its sole discretion, and may assign its right hereunder to any transferee of the required minimum number of shares referred to above, and it may agree to exercise such right at the direction of any other person, provided that it has received the prior written consent of ALRE, such written consent not to be unreasonably withheld. XL further agrees that it shall be reasonable for ALRE to withhold such prior written consent in situations including, but not limited to, those in which XL [agrees to assign its right to, or to act at the direction of, Lincoln National Corporation, Transamerica Occidental Life Insurance Company, Reinsurance Group of America Inc., General Re Corp., Life Re Corp., Employers Reassurance Corporation, Swiss Reinsurance or Munich Reinsurance, or situations in which] XL agrees to assign its right or to act at the direction of an entity where such assignment or act would result in ALRE becoming a "controlled foreign corporation" within the meaning set forth in the rules of the United States Internal Revenue Code. As a condition of any such assignment or agreement to act at the direction of any other person, such assignee or other person shall execute a letter agreement indicating its intention to be bound by the terms of this letter agreement (provided that no such letter agreement shall be required in the event that XL assigns its rights to the XL Sub or any other wholly owned subsidiary of XL, in which case XL shall remain liable for all obligations hereunder).

            This letter agreement shall become effective upon the closing of the transactions contemplated by the Repurchase Agreement, which closing is expected to occur on the date hereof.

                                          Very truly yours,

                                          ANNUITY AND LIFE RE (HOLDINGS), LTD.

                                          --------------------------------
                                          Name:
                                          Title:


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Acknowledged by:

Risk Capital Reinsurance Company          XL Capital Ltd

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Name:                                     Name:
Title:                                    Title: